Exhibit 10.2(a)

AGREEMENT CONCERNING SERP

WHEREAS, effective as of December 31, 2008, Cabot Oil & Gas Corporation (the “Company”) and                      (the “Executive”) entered into a letter of agreement (the “SERP Agreement”) providing that the Company would pay certain supplemental pension benefits (the (“SERP Benefits”) to Executive or, in the event of Executive’s death while in the service of the Company, Executive’s surviving spouse, if any, pursuant to the terms set forth in the SERP Agreement; and

WHEREAS, effective as of December 31, 2008, the Company and Executive entered into an agreement (the “Change in Control Agreement”) providing that the Company will pay certain benefits in the event of Executive’s termination in connection with a change in control of the Company, as described in the Change in Control Agreement; and

WHEREAS, effective as of December 31, 2008, the Company and Executive amended the SERP Agreement and the Change in Control Agreement in order to clarify their intent to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Company and Executive now desire to enter into this agreement (the “Agreement”) to further clarify their understanding of the terms and conditions of the SERP Agreement and the Change in Control Agreement.

NOW, THEREFORE, the Company and Executive hereby agree as follows:

1.	Executive acknowledges that (i) the Company has the right to freeze benefit accruals under, terminate and liquidate the SERP Agreement, and (ii) in the event of the termination of the SERP Agreement, the Company has the right to make such arrangements as the Company, in its sole discretion, shall deem appropriate for the payment of the SERP Benefits, including the right to determine the time and form applicable to any payment in liquidation of the SERP Benefits.

2.	Executive and the Company agree that, in the event of the termination of the SERP Agreement, without further action by Executive, Section 1(p)(IV) of such Change in Control Agreement shall be ineffective as a result of the termination of the SERP.

3.	This Agreement is the parties’ final and complete expression of their agreement on the matters contained herein and supersedes any prior agreements, representations or undertakings of any kind, including, but not limited to, the provisions of the SERP Agreement or the Change in Control Agreement, as applicable.

4.	No provision of this Agreement may be amended unless such amendment is agreed to in writing and signed by both Executive and an authorized officer of the Company.

5.	In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

6.	This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas without reference to principles of conflict of laws.

7.	This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement, effective as of this      day of         , 2010.

CABOT OIL & GAS CORPORATION

By:	[Name]

DATE

EXECUTIVE

DATE

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